EXHIBIT 14.1

GENCOR INDUSTRIES, INC. AND SUBSIDIARIES

CONFLICT OF INTEREST POLICY AND CODE OF ETHICS

I.

It is the responsibility of all employees of Gencor Industries Inc. to conduct themselves in accordance with the highest standards of integrity, honesty, and fair dealings to preclude conflict between the interests of Gencor Industries, Inc. and the personal interest of the employees. Likewise, it is the responsibility of Gencor Industries, Inc. to conduct all its business impartially in accordance with all laws and in conformity with the highest ethical standards. In furtherance of its tradition to ethical conduct, Gencor Industries Inc. has introduced this policy and code to guide its employees in their actions or relationships so that they will avoid the appearance of having compromised their judgment and performance of their duties.

II.

A conflict of interest occurs whenever an employee permits the prospect of direct or indirect personal gain to influence improperly his judgment, or actions, in conduct of Company business. While it is not practicable to specify every action by an employee which might create a conflict of interest, the following situations are considered to have that potential and should be avoided:

A.

Acquisition of any property, facilities, materials, services (financial, legal, public relations) by Gencor Industries, Inc. under circumstances where there is direct or indirect compensation to an employee, or a member of his family.

B.

Acceptance by an employee, or member of his family, from any individual doing or seeking to do business with Gencor Industries, Inc. of any loan, (including) a guarantee of a loan, payment, services, excessive entertainment, travel, or gift of more than nominal value. This does not preclude exchange of token gifts or entertainment that conforms to customary industry practices, provided such exchange does not obligate, or appear to obligate the employee, Gencor Industries, Inc., or any associated third party.

C.

Employment by a competitor, regardless of the nature of that employment. While an employee may be directed to work with suppliers, customers, and others in furtherance of the corporate interests without creating a conflict, such direction should be by a Company officer.

D.	Placement of Gencor Industries Inc. business of any kind with a company owned or controlled by an employee or his family.

E.

Acquisition of a substantial ownership in a company that is a Gencor Industries, Inc. competitor, customer, or supplier. Conflict of interest does not arise solely through ownership of listed or publicly held securities of another company unless such ownership is more than 1% of that entity’s total capitalization or comprises more than 10% of the employee’s total invested portfolio.

No employee or any member of his family shall be involved in any of the foregoing or like situations unless the interest, service, or undertaking is disclosed to and approved by the Company Counsel.

I.

A conflict of interest arises when for personal or family gain, an employee uses confidential Company information before the relevant decision has been completely executed and publicly announced. This prohibition against the use of Gencor Industries Inc. generated information and data for an employee’s personal gain applies particularly to the following examples of actual conflicts of interest.

A.

Purchase or sale by an employee of stocks, bonds, notes, or other obligations issued by Gencor Industries, Inc. or one of its subsidiaries before public disclosure of information that might relate to their value. All such transactions should be conducted in conformity with the rules and regulations of the various stock exchanges, and of the Securities and Exchange Commission.

B.

Trading in securities of another company when an employee has access to knowledge that Gencor Industries, Inc. is considering the acquisition of an interest in, or planning a major transaction with that company

C.

Buying, leasing, or otherwise acquiring for his own or family’s use rights to any property or materials when an employee has access to knowledge that Gencor Industries, Inc. has the same under consideration.

D.

Transmitting to unauthorized persons Corporate operating or financial data, design and technical data, management plans, or any other private information that is prejudicial to Gencor Industries, Inc. until that matter is public knowledge.

When an employee participates in industry-sponsored, professional, or civic activities, particular care must be taken to avoid unauthorized disclosure of proprietary or technical data developed by or for Gencor Industries Inc., its suppliers, or its customers.

II.

No employee will misuse his Company position to solicit from present or prospective vendors to Gencor Industries, Inc. any discount on personal or family purchases of equipment, materials, or services. However, an employee may accept any discount offered generally to all employees of the Corporation.

III.

Gencor Industries, Inc. at all times must have complete information about significant financial interests of its employees in those organizations with which it does business, seeks to do business, or competes. Accordingly, the Company requires all employees identified in Section VI hereof to disclose any interests or activities in which they or a member of their family is or may be involved that might create actual or potential conflicts of interest.

Such disclosures will be held in confidence and be appropriately safeguarded.

IV.

Conflict of Interest Certificates using the language of the form attached to this policy statement will be filled out at the time of application for employment and when any change is made to policy or procedures affected by this statement. Certificates must be on file in the corporate office for all employees in the following categories:

A.	All officers, managers, salaried supervisors, and senior staff members.

B.	All employees who are responsible for, or are in a position to influence the:

1.	purchasing and material activities;

2.	establishment of criteria or specifications for outside procurement of products or services;

3.	selection, qualification, or surveillance of actual or potential suppliers;

4.	acceptance of goods or services on behalf of the Company or a division from suppliers;

5.	pricing or sale of the Company’s products or services, or the preparation and/or negotiation of proposals and contracts for the sale of Company products or services;

6.	sale or acquisition of real estate or other property for the Company;

7.	participation in accounting or financial activities involving suppliers;

8.	soliciting orders or contracts.

When an employee indicates an actual or potential conflict of interest, he will submit with his Certificate a full disclosure of activities, situations, or relationships involved.

Certificates, except for those in the group noted in VI. A & B which do not indicate an actual or potential conflict of interest, will be retained in the personnel files of the corporate level at which the individual is employed. All other certificates and applicable employee disclosure statements will be forwarded to the Corporate Headquarters for filing or for determination as to whether a conflict exists.

V.	All levels of staff, company, and division management have responsibility for:

A.	Maintaining a constant awareness of potential conflict of interest problems;

B.	Encouraging disclosures by subordinates in doubtful cases; and

C.	Initiating prompt action in the event any potential conflict of interest situations arise.

Instructions for Completion of Conflict of Interest Certificates:

1.

If no exceptions to the policy exist, check the box preceding the word None. If there has been no change in an activity previously reported, check the box preceding the words No Change from Previous Certificate. Complete the signature and other lines; then return to supervisor.

2.	To disclose an activity which may constitute an existing or potential conflict of interest:

a.	Place a check in the space provided and sign the Certificate.

b.	Write a memorandum to your supervisor disclosing all facts relative to the activity. Sign the memorandum and mark it Gencor Industries, Inc. Use Only.

c.	Place your memorandum and your Certificate in an envelope marked To be Opened by Addressee Only and deliver it to your supervisor.

3.

The supervisor will prepare a written opinion with respect to the employee’s disclosure and transmit it with the employee’s memorandum and Certificate to his immediate supervisor for review and transmittal through successive levels of management to the Company president, who will either decide that the potential for a conflict of interest does not exist or submit the matter to the Company’s counsel.

VI.

A.

The Chief Executive Officer and all senior financial officers are responsible for full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the Chief Executive Officer and each senior financial officer promptly to bring to the attention of the Audit Committee, any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings.

B.

The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls.

C.

The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning any violation of this Section VIII or any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls.

1.

The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules, or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of this policy and code.

GENCOR INDUSTRIES INC.

CONFLICT OF INTEREST CERTIFICATE

I certify that I have read and thoroughly understand the requirements of Gencor Industries Inc. policy on Conflict of Interest and Code of Ethics. To the best of my knowledge and belief, neither I nor any member of my family is now, or has been since the date of my employment or my last Certificate (whichever is applicable), engaged in any activity which might create a conflict of interest with the Company, except as explained in the accompanying written statement

Exceptions:  None       No Change from Previous Certificate

     See Accompanying Statement

Signature:

Position:

Department:

Date: